                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        TRANSWORLD HOME HEALTHCARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                        TRANSWORLD HOME HEALTHCARE, INC.
                               75 TERMINAL AVENUE
                            CLARK, NEW JERSEY 07066
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------
                                  MAY 28, 1997
                            ------------------------

To the Shareholders of
  TRANSWORLD HOME HEALTHCARE, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting (the "Annual Meeting") of shareholders of Transworld Home HealthCare, Inc. (the "Company") will be held at 805 Third Avenue, New York, New York 10022, 20th Floor, on May 28, 1997, at 11:00 a.m., local time, for the following purposes, all as more fully described in the attached Proxy Statement:

          I. To elect five directors to serve for a term of one year and until their respective successors are duly elected and qualified.

          II. To ratify and approve an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of the Company's common stock, par value $0.01 per share for which options may be granted under such Plan.

          III. To ratify and adopt the Company's 1997 Option Plan for Non-Employee Directors.

          IV. To ratify the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., as independent accountants of the Company for the fiscal year ending October 31, 1997.

          V. To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

     The accompanying Proxy Statement forms a part of this Notice.

     The Board of Directors has fixed the close of business on April 21, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE GREATLY APPRECIATED.

                                          By Order of the Board of Directors

                                          /s/ Leslie J. Levinson

                                          Leslie J. Levinson
                                          Secretary

May 2, 1997

         YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE COMPLETE,
             SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY
                        IN THE ENCLOSED RETURN ENVELOPE.

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                   ---------
INTRODUCTION.....................................................................      1
  Annual Meeting Matters.........................................................      1
  General........................................................................      1
VOTING RIGHTS AND VOTING SECURITIES..............................................      2
  Voting at the Annual Meeting...................................................      2
  Security Ownership of Certain Beneficial Owners and Management.................      3
  Compliance With Section 16(a) of the Securities Exchange Act of 1934...........      4
PROPOSAL I:  ELECTION OF DIRECTORS...............................................      4
  Required Affirmative Vote......................................................      4
  Directors and Officers of the Company..........................................      4
  Meetings of the Board of Directors.............................................      7
  Board Committees...............................................................      7
  Executive Compensation.........................................................      8
  Employment Agreements; Termination of Employment and Change-in-Control
     Arrangements................................................................      9
  Compensation Committee Interlocks And Insider Participation....................     10
  Stock Option Plans.............................................................     10
  Executive Bonus Plan...........................................................     11
  Indemnification................................................................     11
  Compensation Committee Report..................................................     12
  Comparative Performance of the Company.........................................     14
  Certain Relationships and Related Transactions.................................     15
PROPOSAL II:  RATIFICATION AND APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION
              PLAN...............................................................     17
  The 1992 Option Plan...........................................................     17
  Certain Federal Income Tax Consequences........................................     18
  Incentive Options..............................................................     18
  Non-Qualified Options..........................................................     18
  Deduction by the Company.......................................................     19
  Required Affirmative Vote......................................................     20
PROPOSAL III:  RATIFICATION AND ADOPTION OF 1997 OPTION PLAN FOR NON-EMPLOYEE
               DIRECTORS.........................................................     20
  Director Option Plan...........................................................     20
  Certain Federal Income Tax Consequences........................................     20
  Required Affirmative Vote......................................................     20
PROPOSAL IV:  RATIFICATION OF INDEPENDENT AUDITORS...............................     21
  Required Affirmative Vote......................................................     21
1997 SHAREHOLDER PROPOSALS.......................................................     21
OTHER MATTERS....................................................................     21
SOLICITATION OF PROXIES..........................................................     21
ADDITIONAL INFORMATION...........................................................     22
OPTION PLAN FOR NON-EMPLOYEE DIRECTORS...........................................  Exhibit A

                        TRANSWORLD HOME HEALTHCARE, INC.
                               75 TERMINAL AVENUE
                            CLARK, NEW JERSEY 07066
                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 1997
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement and the accompanying proxy are being furnished to shareholders of Transworld Home HealthCare, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Shareholders to be held at 805 Third Avenue, New York, New York 10022, 20th Floor, on May 28, 1997, at 11:00 a.m., and at any and all adjournments thereof (the "Annual Meeting"). This Proxy Statement, the attached Notice of Annual Meeting of Shareholders, and the accompanying proxy, together with a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended October 31, 1996, including the financial statements contained therein, are first being mailed or delivered to shareholders of the Company on or about May 2, 1997.

ANNUAL MEETING MATTERS

     At the Annual Meeting, shareholders of the Company as of the close of business on April 21, 1997 (the "Record Date") will consider and vote upon the following: (i) Proposal I for the election of five directors to serve for a term of one year and until their respective successors are duly elected and qualified; (ii) Proposal II for the ratification and adoption of an amendment to the Company's 1992 Stock Option Plan (the "1992 Option Plan") to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock") for which options may be granted from 1,500,000 shares to 3,000,000 shares; (iii) Proposal III for the ratification and adoption of the Company's 1997 Option Plan for Non-Employee Directors (the "Director Plan") providing for the grant of stock options to non-employee directors of the Company, as described more fully herein; and (iv) Proposal IV for the ratification of the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., as independent accountants of the Company for the fiscal year ending October 31, 1997.

     APPROVAL OF PROPOSAL I TO ELECT FIVE DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

     APPROVAL OF PROPOSAL II TO AMEND THE 1992 OPTION PLAN REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.

     APPROVAL OF PROPOSAL III TO RATIFY AND ADOPT THE DIRECTOR PLAN REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.

     APPROVAL OF PROPOSAL IV TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P., AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997 REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING.

GENERAL

     The enclosed proxy provides that each shareholder may specify that his or her shares be voted "for," "against" or "abstain" from voting with respect to each of the proposals. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals.

     Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. Such shares will not be counted as to the matters for which a non-vote is indicated on the broker's proxy.

     Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares; or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     Representatives of Coopers & Lybrand L.L.P., independent accountants of the Company, are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the shareholders which they deem appropriate.

     Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy regardless of the number of shares you own. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                      VOTING RIGHTS AND VOTING SECURITIES

VOTING AT THE ANNUAL MEETING

     The Board of Directors has fixed the close of business on April 21, 1997 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. On the Record Date, the Company had 15,104,056 shares of Common Stock issued and outstanding. The Common Stock is the only class of outstanding voting securities of the Company. Each shareholder of Common Stock will be entitled to one vote per share, either in person or by proxy, on each matter presented to the shareholders of the Company at the Annual Meeting. The holders of a majority of all of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve Proposal I. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve Proposals II and III. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve Proposal IV.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of the Record Date, by (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each of the Company's "named executive officers" as defined under the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act"); and (iv) all directors and executive officers of the Company as a group (8 persons).

                                                                    NUMBER OF
                                                                      SHARES         PERCENTAGE
                                                                   BENEFICIALLY     BENEFICIALLY
    NAME                                                              OWNED            OWNED
    -------------------------------------------------------------  ------------     ------------
    Timothy M. Aitken(1).........................................       100,000            *
    Robert W. Fine(2)............................................       148,621            *
    Richard A. Yoken(3)..........................................        18,000            *
    Wayne A. Palladino...........................................        89,190            *
    H. Gene Berger(4)(5).........................................       163,515          1.0%
    Michael P. Garippa(6)........................................        44,085            *
    Scott A. Shay(7).............................................    12,415,333         68.6%
    Hyperion Partners II L.P.(8).................................    12,415,333         68.6%
    Hyperion TW Fund L.P.(9).....................................    12,415,333         68.6%
    All executive officers and directors as a group (8
      persons)(5)(7)(10).........................................    13,044,317         70.6%

---------------
  *  Less than one percent.

 (1) Includes 100,000 shares subject to options exercisable within 60 days from the Record Date.

 (2) Includes 128,045 shares subject to options exercisable within 60 days from the Record Date.

 (3) Includes 15,000 shares subject to options exercisable within 60 days from the Record Date.

 (4) Includes 94,768 shares subject to options exercisable within 60 days from the Record Date.

 (5) Includes an aggregate of 2,000 shares and 3,100 shares issuable upon exercise of the Company's publicly traded warrants owned by the wife and one child of Mr. Berger, an Executive Vice President of the Company, as to which Mr. Berger disclaims beneficial ownership. Also includes an aggregate of 372 the Company's publicly traded warrants owned jointly by Mr. Berger and his wife.

 (6) Includes 3,333 shares subject to options exercisable within 60 days from the Record Date.

 (7) Includes 5,298,877 shares of Common Stock and the 3,000,000 shares of Common Stock underlying the Warrants (as defined herein) which Hyperion Partners II L.P. ("HPII") and 4,116,456 shares of Common Stock which Hyperion TW Fund L.P. (the "Fund") (affiliates of Mr. Shay) have purchased and as to which Mr. Shay disclaims beneficial ownership. Excludes any shares of Common Stock included in the Payable Shares (as defined herein). See "Certain Relationships and Related Transactions -- Transactions with Principal Shareholders."

 (8) Includes 4,116,456 shares of Common Stock which the Fund (an affiliate of
     HPII) has purchased and as to which HPII disclaims beneficial ownership and 3,000,000 shares subject to Warrants exercisable within 60 days from the Record Date. The address of HPII is 50 Charles Lindbergh Parkway, Uniondale, New York 11553. Excludes any shares of Common Stock included in the Payable Shares. See "Certain Relationships and Related
     Transactions -- Transactions with Principal Shareholders."

 (9) Includes 5,298,877 shares of Common Stock and 3,000,000 shares subject to the Warrants which HPII (an affiliate of the Fund) has purchased and as to which the Fund disclaims beneficial ownership. The address of the Fund is 50 Charles Lindbergh Parkway, Uniondale, New York 11553.

(10) Includes all shares held by Messrs. Aitken, Fine, Yoken, Palladino, Berger, Garippa and one other executive officer, and those shares subject to publicly traded warrants or options held by such individuals exercisable within 60 days from the Record Date.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Securities and Exchange Commission (the "Commission") has comprehensive rules relating to the reporting of securities transactions by directors, officers and shareholders who beneficially own more than 10% of the Company's Common Stock (collectively, the "Reporting Persons"). These rules are complex and difficult to interpret. Based solely on a review of Section 16 reports received by the Company from Reporting Persons, the Company believes that no Reporting Person has failed to file a Section 16 report on a timely basis during the most recent fiscal year other than (i) Wayne A. Palladino, the Senior Vice President and Chief Financial Officer of the Company, who filed a Form 4 late with respect to two transactions that occurred in December 1995; (ii) H. Gene Berger, an Executive Vice President of the Company, who filed a Form 4 late with respect to one transaction that occurred in March, 1996; (iii) Joseph J. Raymond, the former Chairman and Chief Executive Officer of the Company, who filed a Form 4 late with respect to one transaction that occurred in April 1996;
(iv) Michael P. Garippa, a Vice President of the Company, who filed two Form 4s late with respect to two transactions that occurred in December 1995 and April 1996; and (v) Kevin M. Buhrman, a Vice President of the Company, who filed two Form 4s late with respect to two transactions that occurred in April 1996 and February 1997.

                       PROPOSAL I:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of six members. Pursuant to resolution of the Board of Directors, effective as of and after the Annual Meeting, the Company's Board of Directors shall consist of five members. At the Annual Meeting, five directors are to be elected to serve for a term of one year and until their respective successors are duly elected and qualified. Other than Lewis S. Ranieri, all of the nominees are currently members of the Board of Directors.

     The persons named in the enclosed proxy intend to vote for the election of the Company's nominees, who are listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not anticipate), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named.

REQUIRED AFFIRMATIVE VOTE

     Approval of Proposal I to elect five directors requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

DIRECTORS AND OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning the Company's directors and officers, including the nominees of the Board of Directors:

         NAME             AGE                 POSITIONS WITH THE COMPANY
----------------------    ---     --------------------------------------------------
Timothy M. Aitken*....    52      Chairman of the Board and Chief Executive Officer
Robert W. Fine*.......    60      President, Chief Operating Officer and Director
Wayne A. Palladino....    38      Senior Vice President and Chief Financial Officer
H. Gene Berger........    56      Executive Vice President
Michael P. Garippa....    42      Vice President
Kevin M. Buhrman......    45      Vice President
Leslie J. Levinson....    42      Secretary
Richard A. Yoken*.....    46      Director
Scott A. Shay*........    39      Director
Lewis S. Ranieri*.....    50      Director Nominee

---------------
* Indicates director nominee.

     Certain biographical information regarding each director, officer and director nominee of the Company is set forth below:

     Timothy M. Aitken has served as Chairman of the Board and Chief Executive Officer of the Company since January 15, 1997. Prior to joining the Company, Mr. Aitken served as an independent consultant to the health care industry from November 1996 until January 1997. From June 1995 until November 1996, Mr. Aitken served as the vice chairman and president of Apria Healthcare Group, Inc., a California based home health care company. Since September 1995, he has also served as chairman of the board of Omnicare plc, a publicly listed company in the United Kingdom. From 1990 until June 1995, Mr. Aitken served as chairman of the board, president and chief executive officer of Abbey Healthcare Group Inc., a California based home health care company.

     Robert W. Fine has been a Director of the Company since July 1988. Mr. Fine has served as Chief Operating Officer since June 1993, President of the Company since August 1995 and Acting Chief Executive Officer from May 1996 to January 1997. From June 1993 until August 1995, he also served as a Vice President of the Company. From November 1990 until June 1993, Mr. Fine was the president of the domestic operations of Fortress Company, a manufacturer of wheelchairs and related equipment.

     Wayne A. Palladino has been a Vice President and Chief Financial Officer of the Company since February 1991 and a Senior Vice President since September 1996. From September 1989 until joining the Company, he served as the vice president -- finance and chief financial officer of ESC Electronics Corp., an electronics manufacturer. From December 1985 until January 1991, he was a principal in Pennwood Capital Corporation, a private investment concern. From January 1984 through December 1985, Mr. Palladino was a senior associate in the business development unit of W.R. Grace & Co., Inc.

     H. Gene Berger has been an Executive Vice President of the Company since July 1995 and served as a Vice President from June 1992 until July 1995. From June 1992 until November 1993, Mr. Berger was the principal officer in charge of operations at Steri-Pharm, Inc., a subsidiary of the Company. From October 1991 to June 1992, Mr. Berger was the President, Chief Operating and Executive Officer of the Company. Prior thereto, from January 1990, Mr. Berger was president of Jayile Associates, a consulting firm to the health care industry. Beginning in January 1987, Mr. Berger was employed by Biotech Capital Corporation, a venture capital firm, and was designated by such firm to serve as president of three affiliated companies in the health care sector. From January 1984 through November 1986, Mr. Berger was chairman of the board, chief executive officer and president of Clinical Sciences, Inc., a company in the immunodiagnostics and biotechnology fields.

     Michael P. Garippa has been a Vice President of the Company and the principal officer in charge of the Company's infusion therapy, respiratory therapy and home medical equipment operations since September 1993. Since June 1985, Mr. Garippa has been the president of The PromptCare Companies, Inc., a subsidiary of the Company.

     Kevin M. Buhrman has been a Vice President of the Company since June 1992. Since November 1993, Mr. Buhrman has been the principal officer in charge of the Company's nursing and para-professional operations. From June 1992 until November 1993, Mr. Buhrman was the principal officer in charge of the Company's Transworld Home HealthCare -- Nursing Division, Inc. ("Nurses") operations. From February 1990 to June 1992, Mr. Buhrman was executive vice president of Nurses. From February 1988 to 1990, Mr. Buhrman was the corporate administrator of Nurses' New Jersey offices. From 1970 through 1988, he managed the Respiratory Care Department of Riverview Medical Center in Red Bank, New Jersey.

     Leslie J. Levinson has served as Secretary of the Company since October 1990. Since June 1991, he has been a partner in the law firm of Baer Marks & Upham LLP, which firm serves as counsel to the Company. From January 1988 until June 1991, he was a partner in the law firm of Dow, Lohnes & Albertson, which firm served as counsel to the Company.

     Richard A. Yoken has been a Director of the Company since June 1992. Since May 1990, Mr. Yoken has been the chairman, president and chief executive officer of The Portfolio Strategy Group, Inc., an investment consulting firm. Since July 1984, he also has been the president and principal shareholder of Yoken & Company, Inc., a corporate and personal financial consulting firm.

     Scott A. Shay has been a Director of the Company since January 1996 and served as Acting Chairman of the Board from September 1996 until January 1997. Since March 1995, Mr. Shay has been the executive vice president of Hyperion Funding II Corp., the general partner of the general partner of HPII. Since 1988, Mr. Shay has been a control person of Hyperion Partners L.P., an affiliate of HPII, and has at various times acted as a director of various entities owned directly and indirectly by Hyperion Partners L.P., including, currently, Bank United Corp. and Hyperion Capital Management, Inc. Since 1988, Mr. Shay also has been a managing director of Ranieri & Co., Inc., an investment consulting firm. Prior to joining Ranieri & Co., Inc. Mr. Shay was a director of Salomon Brothers Inc., where he was employed from 1980 until 1988, and where he was responsible at various times for the firm's thrift mergers and acquisition practice and for mortgage banking financing and mergers and acquisitions.

     The Company has nominated Lewis S. Ranieri and Mr. Ranieri has consented to serve as a director of the Company for a term of one year and until his respective successor is duly elected and qualified.

     Lewis S. Ranieri is the chairman of Bank United Corp., a position he has held since 1988; he was also the president, chief executive of Bank United Corp. and chairman of Bank United, the subsidiary of Bank United Corp., from 1988 until July 15, 1996. Mr. Ranieri is also the chairman and president of Ranieri & Co., Inc., positions he has held since founding Ranieri & Co., Inc., in 1988. Mr. Ranieri is a founder of Hyperion Partners L.P. and of Hyperion Partners II L.P. He is also chairman of Hyperion Capital Management, Inc., a registered investment advisor and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also chairman and president of various other indirect subsidiaries of Hyperion Partners L.P. and Hyperion Partners II L.P. He is also chairman of the board and a director of American Marine Holdings, Inc. Mr. Ranieri is also a director of Delphi Financial Group, Inc. Mr. Ranieri is a former vice chairman of Salomon Brothers where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. He is a member of the National Association of Home Builders Mortgage Roundtable.

     All directors of the Company are elected by the shareholders for a one-year term and hold office until the next annual meeting of shareholders of the Company and until their successors are duly elected and qualified. There are no family relationships among the directors and officers of the Company. All directors who are not employees of the Company are entitled to receive a fee of $10,000 per annum. In addition, all directors are reimbursed for all reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board of Directors. Officers are chosen by and serve at the discretion of the Board of Directors. All of the Company's executive officers other than Kevin M. Buhrman have employment agreements with the Company. See "Executive Compensation" and "Employment Agreements; Termination of Employment and Change-in-Control Arrangements."

     In May 1996, Joseph J. Raymond resigned as Chief Executive Officer of the Company. In order to facilitate an orderly transition of responsibilities, Mr. Raymond remained as Chairman of the Board until August 15, 1996. Effective with Mr. Raymond's resignation, Mr. Fine assumed the additional role of Acting Chief Executive Officer and in September 1996, Mr. Shay became Acting Chairman. Messrs. Fine and Shay relinquished such additional duties effective January 15, 1997, when Mr. Aitken joined the Company.

     In connection with Mr. Raymond's resignation as Chief Executive Officer of the Company, on May 14, 1996 the Company entered into an agreement with Mr. Raymond, which provided for, among other things: a cash payment to Mr. Raymond of $350,000 (which payment was made on May 23, 1996); the vesting of 46,667 unvested stock options previously granted to Mr. Raymond; until April 30, 2000, the voting of all shares of Common Stock held by Mr. Raymond in the same proportion as the votes cast by other shareholders at all meetings of shareholders; and the continuation of certain non-compete provisions applicable to him as well as other provisions customarily found in agreements of this kind. The Company also entered into a consulting agreement with Mr. Raymond, whereby among other things, Mr. Raymond will provide consulting services to the Company until April 30, 2000. Mr. Raymond will be compensated for such services at a rate equal to $150,000 per annum, less the amount by which certain amounts paid to or on his behalf exceed $60,000 per annum. In addition, on June 7, 1996, TWHH Funds L.P., a subsidiary of HPII, loaned the sum of $1,100,000 to Mr. Raymond, which loan was repaid in full on February 18, 1997.

     Pursuant to a shareholders' agreement, dated as of August 5, 1994, by and among the Company, Paribas Principal, Inc., an affiliate of Banque Paribas, the Company's former principal senior lender ("Paribas Principal") and Mr. Raymond, upon the request of Paribas Principal, the Company and Mr. Raymond have agreed to use their best efforts to cause a representative of Paribas Principal to be elected to the Board of Directors.

     Concurrent with the closing of, and pursuant to the terms of, the Subordinated Loan (as defined herein), Scott A. Shay, a designee of HPII, became a Director of the Company. See "Certain Relationships and Related Transactions -- Transactions with Principal Shareholders."

     Vincent J. Caruso resigned as Executive Vice President and Chief Administrative Officer of the Company effective May 9, 1997.

MEETINGS OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed under the direction of the Board of Directors. Members of the Board of Directors are informed about the Company's affairs through various reports and documents distributed to them, through operating and financial reports routinely presented at meetings of the Board of Directors and committee meetings by the Chairman and other officers, and through other means. In addition, directors of the Company discharge their duties throughout the year not only by attending Board of Directors meetings, but also through personal meetings and other communications, including telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company.

     During the fiscal year ended October 31, 1996, the Company's Board of Directors held three formal meetings and acted by unanimous written consent in lieu of a meeting, on 13 separate occasions. Each director attended all of the Board meetings and any applicable committee meetings during fiscal 1996.

BOARD COMMITTEES

     The Company's Board of Directors has an Audit Committee and a Compensation Committee but does not have a nominating committee. The members of each committee are appointed by the Board of Directors.

     Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (i) reviewing the scope and results of the audit; (ii) reviewing the Company's financial condition and results of operations with management; (iii) considering the adequacy of the internal accounting and control procedures of the Company; and
(iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditor's independence. The Company intends to reconstitute the Audit Committee following the Annual Meeting. The Audit Committee was also in session during each of the Company's three formal meetings of its Board of Directors during fiscal 1996.

     Compensation Committee. The Compensation Committee reviews and approves overall policy with respect to compensation matters, including such matters as compensation plans for employees and employment agreements and compensation for executive officers. The Compensation Committee currently consists of Messrs. Shay and Yoken. The Compensation Committee was also in session during each of the Company's three formal meetings of its Board of Directors during fiscal 1996.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus compensation exceeded $100,000 (collectively, the "Named Officers") for services rendered in all capacities to the Company for the three years ended October 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                  -----------------------
                                            ANNUAL COMPENSATION   RESTRICTED   SECURITIES
           NAME AND                FISCAL   -------------------     STOCK      UNDERLYING    ALL OTHER
      PRINCIPAL POSITION            YEAR     SALARY     BONUS       AWARDS      OPTIONS     COMPENSATION
-------------------------------    ------   --------   --------   ----------   ----------   ------------
Joseph J. Raymond(1)...........     1996    $158,654   $     --      $ --             --      $415,577(2)
  Former Chairman of the            1995     272,621         --        --         70,000            --
  Board and Chief Executive         1994     151,036    150,000        --             --            --
     Officer
Robert W. Fine(3)..............     1996    $228,461   $     --      $ --             --      $     --
  President and Chief               1995     218,000         --        --         15,000            --
  Operating Officer                 1994     135,000    100,000        --        100,000            --
Vincent J. Caruso(4)...........     1996    $161,538   $     --      $ --         50,000      $ 10,267(5)
  Former Executive Vice             1995          --         --        --             --            --
  President and Chief               1994          --         --        --             --            --
  Administrative Officer
H. Gene Berger.................     1996    $181,731   $     --      $ --             --      $     --
  Executive Vice President          1995     175,293         --        --         15,000            --
                                    1994     151,250     50,000        --         25,000            --
Wayne A. Palladino.............     1996    $181,731   $     --      $ --             --      $     --
  Senior Vice President and         1995     174,134         --        --         15,000            --
  Chief Financial Officer           1994     126,677     50,000        --         50,000            --
Michael P. Garippa.............     1996    $129,087   $ 87,500      $ --         10,000      $     --
  Vice President                    1995     125,000     87,500        --             --            --
                                    1994     123,154     87,500        --             --            --

---------------
(1) Mr. Raymond resigned as Chief Executive Officer of the Company effective May 1996 and as Chairman of the Board effective August 1996.

(2) Includes $65,577 earned in respect of consulting services provided to the Company from May through October 1996 and $350,000 in a one-time payment pursuant to Mr. Raymond's termination agreement.

(3) Mr. Fine served as Acting Chief Executive Officer from May 1996 until January 1997.

(4) Mr. Caruso resigned as Executive Vice President and Chief Administrative Officer of the Company effective May 9, 1997.

(5) Reflects reimbursements for moving expenses.

     The following table sets forth certain information regarding individual options granted in fiscal 1996 to each of the Named Officers pursuant to the Company's 1992 Option Plan. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option's term.

                          OPTION GRANTS IN FISCAL 1996

                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF
                                         PERCENTAGE OF                               STOCK PRICE APPRECIATION
                          SECURITIES     TOTAL OPTIONS                                          FOR
                          UNDERLYING      GRANTED TO                                      OPTION TERM(3)
                           OPTIONS       EMPLOYEES IN    EXERCISE PRICE  EXPIRATION  -------------------------
          NAME             GRANTED        FISCAL YEAR      PER SHARE        DATE        5%              10%
------------------------  ----------     -------------   --------------  ----------  --------         --------
Vincent J. Caruso.......    50,000(1)         71.4%         $  8.875       1/10/01   $122,600         $270,914
Michael P. Garippa......    10,000(2)         14.3            10.000       4/26/01     26,628           61,051

---------------
(1) Exercisable in three equal installments commencing immediately and then on the next two successive anniversaries of January 10, 1996.

(2) Exercisable in three equal installments commencing on the next three successive anniversaries of April 26, 1996.

(3) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

                 AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND
                       1996 FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                               SHARES                       UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                             ACQUIRED ON    VALUE           AT FISCAL YEAR-END            AT FISCAL YEAR-END(1)
          NAME                EXERCISE     REALIZED      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-------------------------    -----------   --------   -------------------------------   -------------------------
Joseph J. Raymond........       70,000     $183,750                 --/    --                 $     --/$   --
Robert W. Fine...........           --           --            128,045/ 5,000                  762,337/12,813
Vincent J. Caruso........           --           --             16,667/33,333                   26,041/52,084
H. Gene Berger...........       49,941      354,331             94,768/ 5,000                  610,829/12,813
Wayne A. Palladino.......        4,781       30,335            114,987/ 5,000                  735,219/12,813
Michael P. Garippa.......           --           --             33,334/10,000                  201,921/ 4,375

---------------
(1) Calculated on the basis of $10.4375 per share, the closing sale price of the Common Stock as reported on the NASDAQ National Market on October 31, 1996, minus the exercise price.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In January 1997, the Company entered into an employment agreement with Mr. Aitken, which expires in January 1998. The agreement will renew for one-year terms absent notice of non-renewal from either party. This agreement provides for a base salary of $250,000, increasing to $300,000 if the agreement is renewed. The agreement contains, among other things, customary confidentiality and termination provisions and provides that in the event of the termination of the executive following a "change of control" of the Company (as defined therein), Mr. Aitken will be entitled to receive a cash payment of up to 2.9 times his average annual base salary during the preceding five years.

     The Company has three-year employment agreements with Messrs. Fine, Palladino and Berger, each of which expires in October 1997. These employment agreements provide for base salaries of $220,000, $175,000 and $175,000, respectively, which base salaries are subject to review and adjustment by the Board of Directors of the Company. Each agreement contains, among other things, customary non-compete, non-solicitation, confidentiality and termination provisions and also provides that in the event of the termination of the executive following a "change of control" of the Company (as defined therein) or a significant change in the responsibilities of such person, each of Messrs. Fine, Palladino and Berger will be entitled to receive a cash payment of up to
2.9 times his base salary then in effect plus any accrued and unpaid bonuses and unreimbursed expenses.

     The Company had a three-year employment agreement with Michael P. Garippa which expired in October 1996 subject to automatic one-year extensions absent notice of non-renewal from either party. Pursuant to such agreement, Mr. Garippa's agreement has been extended for an additional one-year period. The agreement provides for base compensation to Mr. Garippa of $125,000. In addition, Mr. Garippa's base salary will be reviewed periodically by the Compensation Committee and may be increased, subject to approval by such committee. Under the employment agreement, Mr. Garippa may receive bonuses from time to time as determined by the Compensation Committee. Mr. Garippa also is entitled to an advance of $87,500 in each year, to be credited against any bonuses he earns under his employment agreement. In the event Mr. Garippa fails to earn a bonus sufficient to cover any advances taken in any given year, any such deficiency will be carried forward to the next year and applied against future bonuses, if any. In the event that, among other things, Mr. Garippa's responsibilities are significantly diminished or upon his termination following a "change of control" of the Company (as defined therein), Mr. Garippa will be entitled to receive the remainder of his salary as then in effect together with any unpaid bonuses for the remainder of the term of the agreement. The agreement also contains, among other things, customary non-compete, non-solicitation, confidentiality and termination provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until his resignation in August 1996, Mr. Raymond, the former Chairman of the Board and Chief Executive Officer of the Company, was also a member of the Compensation Committee. Mr. Raymond's prior employment agreement (which was terminated in May 1996 in connection with Mr. Raymond's resignation from the Company) was approved by the Compensation Committee and ratified by the Board of Directors, although Mr. Raymond did not vote on the approval of his employment agreement. Mr. Raymond's termination arrangement was approved by the Board of Directors. See "Certain Relationships and Related Transactions" and "Directors and Officers of the Company."

STOCK OPTION PLANS

     1992 Stock Option Plan. In July 1992, the Company's Board of Directors and shareholders approved the Company's 1992 Option Plan. The 1992 Option Plan provides for the grant of options to key employees, officers, directors and non-employee independent contractors of the Company. The 1992 Option Plan is administered by the Compensation Committee of the Board of Directors. The number of shares of Common Stock available for issuance thereunder is 1,500,000 shares. The Company proposes to amend the 1992 Option Plan to increase the number of shares available for issuance thereunder to 3,000,000.

     Options granted under the 1992 Option Plan may be either incentive stock options ("Incentive Options"), which are intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not qualify as Incentive Options ("Non-Qualified Stock Options"). Under the 1992 Option Plan, the Compensation Committee may grant (i) Incentive Options at an exercise price per share which is not less than the fair market value of a share of Common Stock on the date on which such Incentive Options are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company) and (ii) Non-Qualified Stock Options at an exercise price per share which is determined by the Compensation Committee (and which may be less than the fair market value of a share of Common Stock on the date on which such Non-Qualified Stock Options are granted). The 1992 Option Plan further provides that the maximum period in which options may be exercised will be determined by the Compensation Committee, except that Incentive Options may not be exercised after the expiration of ten years from the date the Incentive Option was initially granted (and five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Company). Under the 1992 Option Plan, if an optionee's employment is terminated, generally the unexercised Incentive Options must be exercised within three months after termination. However, if the termination is due to the optionee's death or permanent disability, the option must be exercised within one year of the termination of employment. If the optionee's employment is terminated for cause by the Company, or if the optionee voluntarily terminates his employment generally, his options will expire as of the termination date. Any option granted under the 1992 Option Plan will be nontransferable, except by will or by the laws of descent and distribution, and may be exercised upon payment of the option price in cash or by delivery of shares of Common Stock with a fair market value equal to the option price.

     Shares delivered under the 1992 Option Plan will be available from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company. Shares of Common Stock that are subject to options under the 1992 Option Plan which have terminated or expired unexercised will return to the pool of shares available for issuance under the 1992 Option Plan.

     Effective January 10, 1996 and January 14, 1997, respectively, the Company granted to Mr. Caruso options under the 1992 Option Plan to purchase 50,000 shares and 25,000 shares of Common Stock at an exercise price of $8.875 per share and $12.00 per share, respectively.

     On April 26, 1996, the Company granted to each of Messrs. Garippa and Buhrman options under the 1992 Option Plan to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share.

     Effective January 15, 1997, the Company granted to Mr. Aitken options under the 1992 Option Plan to purchase 500,000 shares of Common Stock at an exercise price of $11.375 per share.

     1987 Stock Option Plan. The Company had a non-qualified stock option plan pursuant to which 203,007 shares of Common Stock were reserved for issuance (the "1987 Plan"). No additional options may be granted under the 1987 Plan and, as of the Record Date, there were no options outstanding under the 1987 Plan.

EXECUTIVE BONUS PLAN

     The Company has adopted a performance-based bonus plan pursuant to which it may grant bonuses to each of the Company's executive officers and certain other employees of the Company as may be designated by the Board of Directors. Under the bonus plan, participants may receive a bonus of up to 50% of their base salary. The grant of any bonus is within the sole discretion of the Compensation Committee and such bonuses may be paid, in whole or in part, in cash or in shares of Common Stock.

INDEMNIFICATION

     As permitted under the Business Corporation Law of the State of New York, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty owed to the Company or its shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of a director of the Company for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchases of the Company's securities.

     The Company's Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York law. The Company also has entered into indemnification agreements with each of its directors and officers.

COMPENSATION COMMITTEE REPORT

  Overall Policy

     The Company's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, the Company has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of the Company's executive compensation program. This review includes comparing the Company's executive compensation, corporate performance, stock price appreciation and total return to shareholders to a peer group of public corporations that represent the Company's most direct competitors for executive talent. The peer groups used for compensation analysis generally are not the same as the peer group index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. The annual compensation reviews permit an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation of the Named Officers and sets the policies for and reviews the compensation awarded to other executive officers of the Company.

     The key elements of the Company's executive compensation program consist of base salary, annual bonus, and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Compensation Committee generally takes into account the full compensation package afforded to the executive.

  Base Salaries

     The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating the performance of the Company and (ii) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, such division's financial results also are considered. In evaluating the performance of the Company, the Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

     Mr. Raymond resigned as Chief Executive Officer of the Company in May 1996 and as Chairman of the Board in August 1996. Mr. Raymond's base salary for fiscal 1995-96 (pro rated accordingly) was established pursuant to his employment agreement with the Company, which agreement was terminated in May 1996. At such time, Mr. Fine became Acting Chief Executive Officer in addition to his duties as President and Chief Operating Officer. Pursuant to his employment agreement with the Company entered into in October 1994 when Mr. Fine was not the Acting Chief Executive Officer of the Company, Mr. Fine was granted a base salary of $220,000 for each year of his employment contract. The amounts paid in fiscal 1995-96 reflects no increase in base salary over fiscal 1994-95.

  Annual Bonuses

     The Company's executive officers are eligible for an annual bonus pursuant to a bonus program instituted in October 1994 which provides for bonuses of up to 50% of their base salary. See "Executive Bonus Plan."

     In fiscal 1996, the Company did not exceed its pre-tax income goals. Based on these results, no bonuses were issued to executive officers.

  Stock Options

     Under the 1992 Option Plan, stock options may be granted to, among others, the Company's directors, executive officers and employees. The Compensation Committee sets guidelines for the size of stock option awards based on similar factors as are used to determine base salaries and annual bonuses. In the event of poor corporate performance, the Compensation Committee can elect not to award any stock options.

     Stock options are designed to align the interests of the Company's directors, executives and employees with those of its shareholders. Stock options are granted with an exercise price and vesting schedule designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     In fiscal 1996, in connection with his initial employment with the Company, Vincent J. Caruso, the former Executive Vice President and Chief Administrative Officer of the Company, received options to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $8.875 per share vesting one-third at the date of grant, with the balance vesting on the first and second anniversaries of the date of grants.

     In fiscal 1996, each of Michael Garippa, a Vice President of the Company and the officer responsible for the Company's infusion therapy, respiratory therapy and home medical equipment operations and Kevin Buhrman, a Vice President of the Company and the principal officer responsible for the Company's nursing and para-professional operations, each received options to purchase an aggregate of 10,000 shares of Common Stock at an exercise price of $10.00 per share vesting in three equal installments commencing on the first anniversary of the date of grant. No other stock options were awarded by the Compensation Committee to the Company's executive officers in fiscal 1996.

     The Compensation Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management.

  Conclusion

     As is indicated by the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and shareholders' returns, recognizing that the cyclical nature of the Company's business may, from time to time, result in a temporary imbalance over a particular period.

                                          The Compensation Committee:

                                          Scott A. Shay
                                          Richard A. Yoken

COMPARATIVE PERFORMANCE OF THE COMPANY

     The Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published industry index or peer group. Although such a chart would normally be for a five-year period, the Common Stock has been publicly traded only since December 7, 1992 and, as a result, the following chart commences as of such date. Such chart compares the Common Stock with (i) the NASDAQ National Market Index (the "NASDAQ/NMS Index"), and (ii) a group of public companies, each of which may be regarded as an alternate site healthcare provider (the "Index of Alternate Site HealthCare Providers"), and assumes an investment of $100 on December 7, 1992 in each of the Common Stock, the securities comprising the NASDAQ/NMS Index and the securities comprising the Index of Alternate Site HealthCare Providers.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                        TRANSWORLD HOME HEALTHCARE, INC.

Prepared by the Center for Research in Security Prices
Produced on 02/10/97 including data to 10/31/96

                                                                               Nasdaq Health
                                                           Nasdaq Stock       Services Stocks
        Measurement Period           'Transworld Home       Market (US       SIC 8000-8099 US
      (Fiscal Year Covered)          HealthCare, Inc.'      Companies)           & Foreign
10/31/91                                                      80.428              83.599

        Measurement Period
      (Fiscal Year Covered)                                   77.728              83.043
        Measurement Period
      (Fiscal Year Covered)                                   87.224              95.921
        Measurement Period
      (Fiscal Year Covered)                                   92.324              98.407
        Measurement Period
      (Fiscal Year Covered)                                   94.416              98.161
        Measurement Period
      (Fiscal Year Covered)                                    89.96              90.589
        Measurement Period
      (Fiscal Year Covered)                                   86.102              85.017
        Measurement Period
      (Fiscal Year Covered)                                    87.22              87.021
        Measurement Period
      (Fiscal Year Covered)                                    83.81              81.219
        Measurement Period
      (Fiscal Year Covered)                                   86.779              87.252
        Measurement Period
      (Fiscal Year Covered)                                   84.126              85.371
        Measurement Period
      (Fiscal Year Covered)                                   87.254               86.41
10/30/92                                                       90.69              87.792
        Measurement Period
      (Fiscal Year Covered)                                   97.906              98.395
        Measurement Period
      (Fiscal Year Covered)                 100                 100                 100
        Measurement Period
      (Fiscal Year Covered)               104.012             101.51               99.37
        Measurement Period
      (Fiscal Year Covered)               97.292              104.399            106.98 7
        Measurement Period
      (Fiscal Year Covered)                73.62              100.505             86.296
        Measurement Period
      (Fiscal Year Covered)                 75                103.413             89.024
        Measurement Period
      (Fiscal Year Covered)               88.014                99                 88.59
        Measurement Period
      (Fiscal Year Covered)               78.285              104.914             97.777
        Measurement Period
      (Fiscal Year Covered)                96.59              105.399             93.728
        Measurement Period
      (Fiscal Year Covered)               117.152             105.523             97.872
        Measurement Period
      (Fiscal Year Covered)               97.442              110.977             93.209
        Measurement Period
      (Fiscal Year Covered)               103.16              114.282             100.679
10/29/93                                 108.024             116.851             101.486
        Measurement Period
      (Fiscal Year Covered)               98.643              113.366             109.912
        Measurement Period
      (Fiscal Year Covered)               93.732              116.526             114.649
        Measurement Period
      (Fiscal Year Covered)               106.422             120.063             125.921
        Measurement Period
      (Fiscal Year Covered)               104.376             118.941             124.384
        Measurement Period
      (Fiscal Year Covered)               100.632             111.625             116.848
        Measurement Period
      (Fiscal Year Covered)               97.011              110.177             112.167
        Measurement Period
      (Fiscal Year Covered)               138.346             110.446             116.636
        Measurement Period
      (Fiscal Year Covered)               173.143             106.407             100.423
        Measurement Period                                                        100.992
      (Fiscal Year Covered)               222.685             108.589              ch 0]
        Measurement Period
      (Fiscal Year Covered)               218.487             115.512             119.626
        Measurement Period
      (Fiscal Year Covered)               208.848             115.217             127.195
10/31/94                                 228.126             117.481             128.931
        Measurement Period
      (Fiscal Year Covered)               314.878             113.584             125.435
        Measurement Period
      (Fiscal Year Covered)               356.647             113.902             123.009
        Measurement Period
      (Fiscal Year Covered)               404.843             114.541             129.245
        Measurement Period
      (Fiscal Year Covered)               475.53              120.598             128.082
        Measurement Period
      (Fiscal Year Covered)               454.645             124.172             134.781
        Measurement Period
      (Fiscal Year Covered)               440.186             128.081             114.207
        Measurement Period
      (Fiscal Year Covered)               404.843             131.384             113.516
        Measurement Period
      (Fiscal Year Covered)               430.547             142.031             116.014
        Measurement Period
      (Fiscal Year Covered)               379.139             152.471             128.117
        Measurement Period
      (Fiscal Year Covered)               269.895             155.561             128.399
        Measurement Period
      (Fiscal Year Covered)               228.126             159.138             134.704
10/31/95                                 260.256             158.226             132.715
        Measurement Period
      (Fiscal Year Covered)               260.256             161.941             149.191
        Measurement Period
      (Fiscal Year Covered)               231.339             161.079             156.248
        Measurement Period
      (Fiscal Year Covered)               257.043             161.876             162.89
        Measurement Period
      (Fiscal Year Covered)               202.421             168.045             166.13
        Measurement Period
      (Fiscal Year Covered)               257.043             168.604             162.904
        Measurement Period
      (Fiscal Year Covered)               260.256             182.589             178.554
        Measurement Period
      (Fiscal Year Covered)               231.339             190.972             187.755
        Measurement Period
      (Fiscal Year Covered)               234.552             182.366             177.591
        Measurement Period
      (Fiscal Year Covered)               234.552             166.124             157.086
        Measurement Period
      (Fiscal Year Covered)               268.289             175.433             168.106
        Measurement Period
      (Fiscal Year Covered)               253.83              188.86              176.921
10/31/96                                 268.289              186.79             153.206

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Transactions with Principal Shareholders

     Effective January 7, 1994, Joseph J. Raymond, Elliott H. Vernon, Kinder Investments, L.P. and a former director of the Company (collectively, the "Holders") were granted demand and piggyback registration rights which presently cover approximately 709,346 shares of Common Stock. The registration rights will expire on February 7, 1999. The Holders have the right to cause the Company, on two separate occasions (the first at the Company's expense and the second at the Holders' expense) to use its best efforts to effect registration under the Securities Act of the shares of Common Stock of the demanding Holders. Holders who in the aggregate hold at least 50% of the subject Common Stock must make such demand in order for the Company to be required to effect such registration. In addition, if the Company proposes to register any of its Common Stock under the Securities Act, the Company is required to notify the Holders and to use its best efforts to include in such registration all shares of Common Stock of the Holders requested to be included therein by the Holders.

     On November 20, 1995, the Company entered into a purchase agreement with HPII (the "Purchase Agreement") pursuant to which HPII purchased an aggregate of 4,400,000 units (the "Units"), at a purchase price of $9.00 per Unit for an aggregate purchase price of $39,600,000. Such Units represent an aggregate of 4,400,000 shares of Common Stock and warrants to purchase an additional 3,000,000 shares of Common Stock (the "Warrants"). The aggregate number of shares represented (assuming all the Warrants are exercised), therefore, by all of the Units sold to HPII in connection with the Purchase Agreement was 7,400,000.

     The Warrants issued to HPII grant the holder thereof the right to purchase a share of Common Stock upon payment of the exercise price of $12.45 per whole share of Common Stock. The Warrants are exercisable at any time after issuance thereof until the fifth anniversary of the original issuance date. The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price therefore (and, in certain instances, a related change in the number of shares of Common Stock underlying each Warrant) upon the occurrence of certain events, such as stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets and other extraordinary events, as well as the issuance by the Company of shares of Common Stock at a purchase price below the then effective exercise price of the Warrants (which initially is $12.45 per share).

     Pursuant to a registration rights agreement entered into at the initial closing of the sale of the Units to HPII (the "Initial Closing"), the Company granted to HPII registration rights with respect to all shares of Common Stock now or hereafter owned by HPII (the "Registration Agreement"). The Registration Agreement also grants to the holders certain "piggyback" rights to have included in a registration statement to be filed by the Company for either its own benefit or for the registration of securities for the account of other shareholders of the Company. The Company will bear all expenses, other than underwriting discounts and commissions, in connection with any such registrations. The Registration Agreement precludes the Company from granting any further registration rights without the consent of HPII.

     On January 10, 1996, HPII loaned to the Company the sum of $10,000,000 (the "Subordinated Loan".) The Subordinated Loan bore interest at the rate of 20% per annum through May 29, 1996 and 12% thereafter and was repaid on July 31, 1996 with proceeds from the second closing of the sale of the Units to HPII (the "Second Closing") under the Purchase Agreement with HPII.

     The Subordinated Loan provided that at the closing thereof the number of directors constituting the Company's Board of Directors would be increased to seven (7) and that HPII would have the right to designate one director. Pursuant to such rights, HPII designated Mr. Shay to serve as a director of the Company.

     Concurrent with the Second Closing, the Purchase Agreement provided that the Company's Board of Directors would be comprised of seven (7) members with two (2) additional designees to be appointed by HPII. At the Second Closing, HPII designated Messrs. David Golush and Robert Zalaznick to serve on the Board of Directors. Until the fifth anniversary of the Second Closing, HPII has the right to designate to the Board of Directors of the Company the greater of three directors and 40% of the number of Directors constituting the entire Board of Directors. Messrs. Ranieri and Shay are the HPII designees to serve on the Board of Directors.

     The Purchase Agreement also provides that for a period of five (5) years commencing on the date of the Initial Closing, all shares of Common Stock held by HPII will be voted by HPII on any matter submitted to the shareholders in the same proportion as the votes cast by the other holders of Common Stock. Notwithstanding the foregoing, HPII retains its right to vote its shares of Common Stock in any manner it chooses with respect to the following specified matters: (i) the election to the Board of Directors of HPII's designees; (ii) amendments to the Company's By-Laws or Certificate of Incorporation; (iii) mergers and the sale, lease or exchange of the Company's assets; (iv) the authorization or issuance of Company securities; (v) a reclassification of securities or reorganization of the Company; (vi) the liquidation or dissolution of the Company; and (vii) any affiliated party transaction. The Purchase Agreement provides that the requirement that HPII votes its shares in proportion with all other shareholders shall terminate in the event that the aggregate number of shares of Common Stock owned by Messrs. Raymond, Fine, Palladino and Berger shall be less than 415,000 shares or on the date when any person or group unaffiliated with HPII becomes the beneficial owner of 25% or more of the then-outstanding shares of the Company's capital stock.

     Messrs. Raymond, Fine, Palladino and Berger have agreed in their individual capacities to take all steps necessary, including voting their shares for the election of HPII's designees to the Board of Directors, and to utilize their best efforts, to secure the election by the Company's shareholders of HPII's designees to the Board of Directors. The Company has also agreed to such provisions (other than the voting of shares).

     The Purchase Agreement further provides that commencing on the date of the Second Closing, all actions to be taken by the Board of Directors will require the affirmative vote of a majority of the directors present at a duly constituted meeting (which is the status currently), except that it shall require the affirmative vote of 66 2/3% of the entire Board of Directors to authorize any action taken with respect to a proposed acquisition, whether by purchase of stock or assets, of another company and any action to increase above seven (7) the number of directors constituting the entire Board of Directors, except in connection with the appointment of the Paribas Principal designee. See "Directors and Officers of the Company."

     In connection with the Company's pending acquisition of Health Management, Inc. ("HMI"), HPII has purchased certain of HMI's trade payables aggregating approximately $18,000,000 at various discounts. The Company and HPII have entered into a Stock Purchase Agreement pursuant to which HPII will purchase at closing 1,234,176 shares (the "Payable Shares") of Common Stock at a purchase price of $9.875 per share (representing an aggregate purchase price of $12,187,488) in exchange for the assignment to the Company of certain of such trade payables. Closing of the transaction is subject to, among other things, approval of the Company's shareholders. The shares of Common Stock issued pursuant to this agreement are also covered by the Registration Agreement. The members of the Company's Board of Directors who are not affiliated with HPII ratified such transaction on April 1, 1997.

     On January 8, 1997, the Company entered into a stock purchase agreement with HPII pursuant to which HPII agreed, subject to the conditions stated therein, to purchase 898,877 shares of Common Stock at a purchase price of $11.125 per share for an aggregate purchase price of $10,000,000 (the "Additional Shares"). The closing of the sale of the Additional Shares occurred on April 21, 1997. The Additional Shares are also covered by the Registration Agreement.

     Effective March 26, 1997, the Company entered into a stock purchase agreement with the Fund, an affiliate of HPII, pursuant to which the purchaser agreed, subject to the conditions stated therein, to purchase 4,116,456 shares of the Company's Common Stock (the "March Shares") at a purchase price of $9.875 per share for an aggregate purchase price of $40,650,000. The closing of the sale of the March Shares occurred on April 21, 1997. At the closing, the Company and the Fund entered into a registration rights agreement containing substantially the same terms and conditions as those contained in the existing Registration Agreement with HPII.

     On August 5, 1994, the Company issued to Paribas Principal, 225,000 shares of Common Stock and on December 12, 1994, Paribas Principal purchased an additional 200,000 shares of Common Stock at a price of $8.43 per share, pursuant to an agreement with the Company. The Company has also entered into a shareholders agreement and a registration rights agreement with Paribas Principal. The registration rights agreement precludes the Company from granting further registration rights with respect to its Common Stock without the consent of Paribas Principal. Paribas Principal has consented to the Registration Agreement and the registration rights agreement with the Fund. In addition, the Company paid approximately $298,750 to Banque Paribas (an affiliate of Paribas Principal) in fees and expenses in fiscal 1996 in connection with the former credit agreement with Banque Paribas.

  Transactions with Directors and Executive Officers

     On December 14, 1992, Mr. Fine and Robert P. Giuliano, formerly a principal shareholder of the Company, each sold 6,666 shares of Common Stock at a price of $5.00 per share to each of Messrs. Berger, Palladino and Buhrman, respectively. On such date, the Company loaned Messrs. Berger, Palladino and Buhrman the funds necessary to consummate such purchases. These loans bear interest at the prime rate of the Company's principal lender plus 1% per annum, are secured by a pledge of the purchased stock, but are otherwise non-recourse to such purchasers. Interest only is payable on these loans, until July 31, 1997, when the entire principal balance and all accrued interest shall be due and payable.

     Messrs. Raymond, Fine, Berger and Palladino (collectively, the "Restricted Transferees") have entered into a stock restriction agreement (the "Restriction Agreement"), pursuant to which they have agreed to limit the transferability of their shares of Common Stock as well as other "Common Equivalents" to the extent described therein. Unless otherwise consented to in writing by HPII, none of the Restricted Transferees may transfer any of his shares of Common Stock or other Common Equivalents owned by him if, at the time of such transfer or after giving effect thereto, the Restricted Transferee's "Shareholder Percentage" would be less than the lesser of 0.75 and the "HPII Percentage." For purposes of the Restriction Agreement, the term "Shareholder Percentage" means a fraction, the denominator of which is the number of Common Equivalents that such shareholder and his related persons owned or had the right to acquire on the date of the Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by such Restricted Transferee; and the term "HPII Percentage" means a fraction, the denominator of which is the number of Common Equivalents purchased by HPII or which HPII has the right to purchase pursuant to the Purchase Agreement, and the numerator of which is the numerical amount of the denominator less the number of Common Equivalents transferred by HPII. The effect of the Restriction Agreement, in general, is to limit a Restricted Transferee's ability to sell his shares of Common Stock to the extent that his shareholdings would be less than 75% of his current holdings or, if less, the HPII Percentage.

     Certain directors and executive officers of the Company have been granted options to purchase shares of Common Stock under the Company's stock option plans. See "Stock Option Plans."

     Mr. Raymond has received certain payments from the Company in connection with his resignation as Chief Executive Officer and has also entered into a consulting agreement with the Company. See "Directors and Officers of the Company."

     The Company has agreed to pay to an affiliate of Mr. Aitken, the sum of $96,000 for consulting services rendered in connection with potential financing opportunities. Such amount will be paid in fiscal 1997.

              PROPOSAL II:  RATIFICATION AND APPROVAL OF AMENDMENT
                           TO THE 1992 STOCK OPTION PLAN

     The Board of Directors proposes that the 1992 Option Plan be amended to increase the aggregate number of shares subject to issuance under such plan by 1,500,000 shares from 1,500,000 shares to 3,000,000 shares.

THE 1992 OPTION PLAN

     The purpose of the 1992 Option Plan is to strengthen the ability of the Company to attract and retain well-qualified executive and managerial personnel, to furnish an additional incentive to those persons responsible for the successful management of the Company, and thereby to enhance shareholder value.

     The 1992 Option Plan was originally adopted by the Board of Directors in July 1992 and was submitted to and approved by shareholders at the Company's 1992 annual meeting of shareholders. Amendments to the 1992 Option Plan were submitted to and approved by shareholders in April 1994 and April 1996, respectively. For a description of the principle features of the 1992 Option Plan, see "Stock Option Plans."

     The Board of Directors has retained the right to amend or terminate the 1992 Option Plan as it deems advisable. However, no amendment shall be made to increase the number of shares of Common Stock which may be issued under the 1992 Option Plan, change the class of employees eligible to receive grants under the 1992 Option Plan or materially increase the benefits which may accrue to participants under the 1992 Option Plan without submitting such amendments to the Company's shareholders for approval. In addition, no amendments to, or termination of, the 1992 Option Plan can impair the rights of any individual with respect to options previously granted to such individual without that individual's consent. The 1992 Option Plan shall terminate in 2002. Any option outstanding under the 1992 Option Plan at the time of the 1992 Option Plan's termination shall remain outstanding until the option expires by its terms.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary outlines certain federal income tax consequences of the 1992 Option Plan to the Company and participants under present law.

INCENTIVE OPTIONS

     A participant will not recognize income for federal income tax purposes upon the grant of an Incentive Option. A participant also will not be taxed on the exercise of an Incentive Option, provided that the Common Stock acquired upon exercise of the Incentive Option is not sold by the participant within two years after the Option was granted and one year after the Option is exercised (the "required holding period").

     However, for alternative minimum tax ("AMT") purposes, the difference between the exercise price of the Incentive Option and the fair market value of the Common Stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The participant is required to include such amount in AMT income in such year and to compute the tax basis of the shares so acquired in the same manner as if a Non-Qualified Option had been exercised, including the availability of a Section 83 election (discussed below). Whether a participant will be liable for AMT in the year the Incentive Option is exercised will depend on the participant's particular tax circumstances. AMT paid in such year will be allowed as a credit to the extent regular tax exceeds AMT in subsequent years.

     On a sale, after the required holding period, of Common Stock that was acquired by exercising an Incentive Option, the difference between the participant's tax basis in the Common Stock and the amount received in the sale is taxed as long-term capital gain or loss.

     If Common Stock acquired upon the exercise of an Incentive Option is disposed of by the participant during the required holding period (a "disqualifying disposition"), the excess, if any, of (i) the amount realized on such disposition (up to the fair market value of the Common Stock on the exercise date) over (ii) the exercise price, will be taxed to the participant as ordinary income. If a participant pays the exercise price of an Incentive Option by delivering Common Stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period of such Common Stock, the participant is treated as making a disqualified disposition of the Common Stock so delivered.

     The Code puts a $100,000 limit on the value of stock subject to Incentive Options that first become exercisable in any one year, based on the fair market value of the underlying Common Stock on the date of grant. To the extent Options exceed this limit, they are taxed as Non-Qualified Options.

NON-QUALIFIED OPTIONS

     A participant who receives a Non-Qualified Option does not recognize taxable income on the grant of the Option. Upon exercise of a Non-Qualified Option, a participant generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares.

     However, if the participant (i) is an officer or director of the Company or the beneficial owner of more than 10% of the Company's equity securities (in each case, within the meaning of Section 16 of the Exchange Act -- as so defined, an "Insider"), (ii) does not make a Section 83 election and (iii) receives shares upon the exercise of a Non-Qualified Option, the recognition of income (and the determination of the amount of income) is deferred until the earlier of (a) six months after the shares are acquired or (b) the earliest date on which the Insider could sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act (six months after the Non-Qualified Option is granted, in the case of an "in-the-money" Option). If the participant makes a Section 83 election, income is not deferred. Rather, income is recognized on the date of exercise of the Non-Qualified Option in an amount equal to the excess of the fair market value of the shares acquired upon exercise over the exercise price. A Section 83 election must be filed with the Internal Revenue Service within thirty (30) days after an Option is exercised.

     A participant's tax basis in shares received upon exercise of a Non-Qualified Option is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins on the day after the shares are received or, in the case of an Insider that has not made a Section 83 election, on the day after the date on which income is recognized by the Insider on account of the receipt of the shares.

     If a participant exercises a Non-Qualified Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant's tax basis in the shares. The exercise of the Non-Qualified Option is taxed however, and the Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as his tax basis in the shares surrendered. His holding period for such number of shares will include his holding period for the shares surrendered. The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would if the participant had paid the exercise price in cash.

     If a participant receives shares upon the exercise of a Non-Qualified Option and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long-term or short-term depending on the participant's holding period for the shares.

DEDUCTION BY THE COMPANY

     The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the participant as a result of the disqualifying disposition, provided that such amount constitutes an ordinary and necessary business expense of the Company, is reasonable in amount and is not disallowed by Section 162(m) of the Code (discussed above).

     The ordinary income recognized by an employee of the Company on account of the exercise of a Non-Qualified Option is subject to both wage withholding and employment taxes. A deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, and that the Company satisfies any tax reporting obligation that it has with respect to such income.

REQUIRED AFFIRMATIVE VOTE

     Approval of the amendment to the 1992 Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors believes that the proposal is in the best interests of the Company and its shareholders and recommends that the shareholders vote FOR approval of the amendment to the 1992 Option Plan as set forth in this Proposal II.

          PROPOSAL III:  RATIFICATION AND ADOPTION OF 1997 OPTION PLAN
                         FOR NON-EMPLOYEE DIRECTORS

DIRECTOR OPTION PLAN

     The Board of Directors of the Company has adopted, subject to approval of the shareholders at the Annual Meeting, the Company's 1997 Option Plan for Non-Employee Directors (the "Director Plan") pursuant to which 100,000 shares of Common Stock of the Company were reserved for issuance upon the exercise of options granted to non-employee directors of the Company. The purpose of the Director Plan is to encourage ownership of Common Stock by non-employee directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company. As of the Record Date, no such options have been granted. A copy of the Director Plan is attached hereto as Exhibit A.

     The Director Plan is administered by the Board of Directors. Directors of the Company who are not employees of the Company or any subsidiary or affiliate of the Company are eligible to participate in the Director Plan. The term of the Director Plan is ten years from the date of approval by the stockholders; however, options outstanding on the expiration of the term shall continue to have full force and effect in accordance with the provisions of the instruments evidencing such options. The Board of Directors may suspend, terminate, revise or amend the Director Plan, subject to certain limitations.

     Under the Director Plan, the Board of Directors may from time to time in its discretion determine which of the eligible directors should receive options, the number of shares subject to such options and the dates on which such options are to be granted. Each such option is immediately exercisable for a period of ten years from the date of grant generally, but may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Company. Options granted under the Director Plan are not transferable by the optionee other than by will, laws of descent and distribution or as required by law.

     Common Stock may be purchased from the Company upon the exercise of an option by payment in cash or cash equivalent, through the delivery of shares of Common Stock having a fair market value equal to the cash exercise price of the option or any combination of the above, subject to the discretion of the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     For a discussion outlining certain federal income tax consequences of the Director Plan to the Company and participants under present law see the section "Certain Federal Income Tax Consequences -- Non-Qualified Options" and
"-- Deduction by the Company" contained in the discussion under the 1992 Option Plan.

REQUIRED AFFIRMATIVE VOTE

     Approval of ratification and adoption of the Director Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors believes that the proposal is in the best interests of the Company and its shareholders and recommends that the shareholders vote FOR approval of ratification and adoption of the Director Plan as set forth in this Proposal III.

               PROPOSAL IV:  RATIFICATION OF INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P. currently serves as the Company's independent accountants. They have served in that capacity since 1992 and prior to that, served as the independent accountants of the Company's nursing subsidiary, commencing in 1990. During the fiscal year ended October 31, 1996, Coopers & Lybrand L.L.P. audited the accounts of the Company and its subsidiaries and also provided other audit and accounting services to the Company in connection with Commission filings.

     Upon recommendation of the Audit Committee of the Board of Directors, the Board has appointed Coopers & Lybrand L.L.P. as the independent accountants for the fiscal year ending October 31, 1997. The shareholders are being asked to ratify this action of the Board. The ratification requires a majority vote of those shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make any statements to the shareholders which they deem appropriate.

REQUIRED AFFIRMATIVE VOTE

     Approval of the ratification of Coopers & Lybrand L.L.P., as independent accountants of the Company for the fiscal year ending October 31, 1997 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board of Directors unanimously recommends that the shareholders vote FOR Proposal IV.

                           1997 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 1997 Annual Meeting of Shareholders to be eligible for inclusion in the Company's 1997 Proxy Statement, they must be received by the Company at its principal executive offices, 75 Terminal Avenue, Clark, New Jersey 07066 (Attn: Secretary), prior to November 1, 1997. The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Company's 1997 Proxy Statement for the Annual Meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the shareholders they represent in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Board of Directors. The Company will bear the costs of preparing and mailing the proxy materials to its shareholders in connection with the Annual Meeting. The Company will solicit proxies by mail and the directors and certain officers and employees of the Company may solicit proxies personally or by telephone or telegraph. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. The Company also will request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable out-of-pocket expenses related thereto.

                             ADDITIONAL INFORMATION

     The Company will make available to any shareholder, without charge, and upon a written request therefor, additional copies of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996. Any such request should be directed to Transworld Home HealthCare, Inc., Attention: H. Gene Berger at the following address: 75 Terminal Avenue, Clark, New Jersey 07066.

                                          /s/ Leslie J. Levinson

                                          Leslie J. Levinson
                                          Secretary

May 2, 1997

                                                                       EXHIBIT A

                        TRANSWORLD HOME HEALTHCARE, INC.

                                1997 OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

1.  PURPOSE

     The purpose of this 1997 Option Plan for Non-Employee Directors (the "Plan") of Transworld Home Healthcare, Inc., a New York corporation (the "Company"), is to encourage ownership in the Company by non-employee directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company.

2.  ADMINISTRATION

     The Board of Directors of the Company (the "Board") shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be determined by the Board in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board and such determination shall be final and binding upon all persons having or claiming to have an interest in the Plan.

3.  DIRECTORS ELIGIBLE FOR PARTICIPATION

     Each director of the Company who is not an employee of the Company or any subsidiary or affiliate of the Company shall be eligible to participate in the Plan. Directors who receive options under this Plan shall not be precluded from receiving options pursuant to other option plans, grants or awards made by the Company.

4.  STOCK SUBJECT TO THE PLAN

     (a) The maximum number of shares which may be issued under the Plan shall be 100,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

     (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

     (c) All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the "Code").

5.  TERMS, CONDITIONS AND FORM OF OPTIONS

     Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

          (a) Grant of Options. The Board may from time to time in its discretion determine which of the eligible directors shall be granted options under the Plan, the number of shares subject to any such options and the dates as of which any such options are to be granted (the "Grant Date"). Subject to Sections 5(d), 5(e) and 11, all options granted under the Plan will be immediately exercisable.

          (b) Option Exercise Price. The option exercise price per share for each option granted under the Plan shall equal: (i) if the Common Stock is then listed on a national securities exchange or quoted on Nasdaq ("Nasdaq"), the closing sales price per share for the last preceding date prior to the Grant Date of such option on which there was a sale of such Common Stock on such exchange or Nasdaq; or (ii) if, prior to the Grant Date, the Common Stock is not listed or quoted as described in (i), the fair market value of the Common Stock on the Grant Date, as determined in good faith by the Board.

          (c) Options Non-Transferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him or her. No option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime (except in accordance with Section 5(h)), whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          (d) Exercise Period. Except as otherwise provided in the Plan, each option may be exercised fully on and after the date of grant of such option, provided that, subject to the provisions of Section 5(e), no option may be exercised more than ninety (90) days after the optionee ceases to serve as a director of the Company. Notwithstanding the above, no option shall be exercisable after the expiration of ten (10) years from the date of grant or prior to approval of the Plan (or any amendment thereto requiring stockholder approval) by the stockholders of the Company; however, options outstanding on the expiration of the Plan shall continue to have full force and effect in accordance with the provisions of the instruments evidencing such options.

          (e) Exercise Period Upon Disability or Death. Notwithstanding the provisions of Section 5(d), any option granted under the Plan:

             (i) may be exercised in whole or in part by an optionee who becomes disabled (within the meaning of Section 22 (e) (3) of the Code or any successor provision thereto) while serving as a director of the Company; or

           (ii) may be exercised in whole or in part

                (x) upon the death of an optionee while serving as a director of the Company, or

                (y) upon the death of an optionee within ninety (90) days of ceasing to serve as a director of the Company, by the person to whom it is transferred by will, by the laws of descent and distribution, or by written notice filed pursuant to Section 5(h);

in each such case within six months (or such longer period as may be determined by the Board in its sole discretion) after the date the optionee ceases to be such a director; provided, that no option shall be exercisable after the expiration of ten (10) years from the date of grant or prior to approval of the Plan (or any amendment thereto requiring stockholder approval by the stockholders of the Company).

          (f) Exercise Procedure. Options may be exercised only by written notice to the Company at its principal office accompanied by payment of the full consideration of the exercise price for the shares as to which they are exercised.

          (g) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price (i) by delivery of cash (or cash equivalent) in an amount equal to the exercise price of such options, or (ii) to the extent provided in the applicable option agreement, by delivery to the Company of shares of Common Stock then owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or (iii) by any combination of such methods of payment. The fair market value of any shares of Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Board, in its discretion.

          (h) Exercise by Representative Following Death of Director. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wishes to exercise any portion of the option, they must do so within the exercise period as provided in Section 5(e)(ii). Any exercise by a representative shall be subject to the provisions of the Plan.

6.  ASSIGNMENTS

     The rights and benefits under the Plan may not be assigned except for the designation of a beneficiary as provided in Section 5.

7.  LIMITATION OF RIGHTS

     (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time.

     (b) No Stockholders' Rights for Options. An optionee shall have no rights as a stockholder with respect to the shares covered by his or her options until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

8.  CHANGES IN CAPITAL STOCK

     (a) If (x) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (y) additional shares of Common Stock or new or different shares of Common Stock or other securities of the Company or other non-cash assets are distributed with respect to such shares or other securities, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction with respect to such shares or other securities, an appropriate and proportionate adjustment, as determined by the Board in its discretion shall be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, and
(ii) the number and kind of shares or other securities subject to then outstanding options under the Plan, and (iii) the price for each share subject to any then-outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. No fractional shares will be issued under the Plan on account of any such adjustments. Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 8 if such adjustment would cause the Plan to fail to comply with Rule 16b-3 or any successor rule promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

     (b) In the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Company, the Board, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding options under the Plan, take one or more of the following actions: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, or (iii) if, under the terms of a merger transaction, holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options.

9.  AMENDMENT AND TERMINATION OF THE PLAN

     The Board may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent required to comply with the requirements for exemption under Rule 16b-3 (as defined in Section 12 below), without approval of the stockholders of the Company no revision or amendment shall change the number of shares subject to the Plan, change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan; and provided further that, no such amendment, revision, suspension, or termination shall impair the rights of any optionee in and to any options awarded to such optionee under the Plan.

10.  WITHHOLDING

     Prior to and as a condition of the issuance of shares of Common Stock upon exercise of an option, the optionee shall pay or make adequate provision for any federal, state or local taxes of any kind required by law to be withheld by the Company with respect to any shares issued upon exercise of options under the Plan.

11.  EFFECTIVE DATE AND DURATION OF THE PLAN

     (a) Effective Date. The Plan shall become effective when adopted by the Board and approved by the Company's stockholders. Amendments to the Plan not requiring stockholder approval shall become effective as of the date specified by the Board; amendments requiring stockholder approval shall become effective as of the date specified by the Board, but no option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained at or prior to the first annual meeting of the shareholders of the Company after the Board's adoption of such amendment, any options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee.

     (b) Termination. Unless sooner terminated in accordance with Section 9, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its approval by the Company's stockholders.

12.  COMPLIANCE WITH RULE 16B-3 AND APPLICABLE LAW

     Transactions under the Plan are intended to comply with all applicable conditions for exemption under Rule 16b-3 or its successor promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan or action by the Board in administering the Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. In addition to the above, the Company shall not be obligated to cause to be issued or delivered any certificates for shares pursuant to the exercise of an option granted hereunder, unless and until the Company is advised by its counsel that such issuance and delivery is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which the Common Stock is traded.

13.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York, without giving effect to the principles thereof relating to the conflicts of law.

14.  SUCCESSORS AND ASSIGNS

     This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a optionee, and all rights granted to the Company hereunder, shall be binding upon the optionee's heirs, legal representatives and successors.

15.  ENTIRE AGREEMENT

     This Plan and the written agreement with respect to each option granted under this Plan constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and such written agreement, the terms and conditions of this Plan shall control.

                                     PROXY
                        TRANSWORLD HOME HEALTHCARE, INC.
                 Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Timothy M. Aitken, Scott A. Shay and Robert W. Fine (with full power to act without the other and with power to appoint his substitute) as the undesigned's proxies to vote all of the undersigned's shares of common Stock of TRANSWORLD HOME HEALTHCARE, INC., a New York corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 805 Third Avenue, New York, New York 10022, 20th
Floor, on May 28, 1997 at 11:00 a.m., local time, and at any and all adjournments thereof as follows:

The shares of common stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of all the nominees listed in item I and for the proposals in Items II, III and IV.




                                                                   [See Reverse]
                                                                   [    Side   ]

[ X ]  Please mark your
       votes as in this
       example


               FOR all nominees
                 listed below      WITHOUT AUTHORITY
               (except as marked    to vote for all
                to the contrary     nominees listed
                     below)              below

I.   ELECTION OF    [     ]             [     ]        Nominees:
     DIRECTORS                                            TIMOTHY M. AITKEN,
                                                          ROBERT W. FINE,
     (INSTRUCTION: To withhold authority to vote for      RICHARD A. YOKEN,
     any individual nominee, write that nominee's         LEWIS S. RANIERI and
     name on the line set forth below.)                   SCOTT A. SHAY.


     _____________________________________________


                                                      FOR    AGAINST   ABSTAIN

II.  Proposal to ratify and approve an amendment     [   ]    [   ]     [   ]
     to the Company's 1992 Option Plan, as
     described more fully in the Company's
     Proxy Statement dated May 2, 1997.

III. Proposal to ratify and adopt the Company's      [   ]    [   ]     [   ]
     1997 Director Plan as described more fully in the Company's Proxy Statement dated
     May 2, 1997.

IV.  Proposal to ratify the Board of Directors'      [   ]    [   ]     [   ]
     recommendation of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors of the Company for the fiscal year ending October 31, 1997.

V. In their discretion, such other business as may properly come before the Annual Meeting and any and all adjournments thereof.


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 28, 1997, the Proxy Statement of the Company, each dated May 2, 1997, and the Company's annual Report on Form 10-K for the fiscal year ended October 31, 1996, each of which has been enclosed herewith.

The undersigned hereby revokes any proxy to vote shares of common stock of the Company heretofore given by the undersigned.




Signature(s) _________________________________________ Dated _________________

Please date, sign exactly as your name appears on this Proxy and promptly return in the enclosed envelope. In the case of joint ownership, each joint owner must sign. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person.